Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement Form S-8 of Coastal Financial Corporation of our report dated April 27, 2018 (except for Note 20, as to which the date is June 1, 2018), relating to the consolidated financial statements of Coastal Financial Corporation and subsidiary for the years ended December 31, 2017 and 2016, which report appears in the Prospectus forming a part of the Registration Statement on Form S-1 of Coastal Financial Corporation (File No. 333-225715).

/s/ Moss Adams LLP

Everett, Washington

July 23, 2018